Exhibit 3.1

state of delaware

Certificate of Amendment Of

SECOND AMENDED AND RESTATED Certificate of Incorporation Of

CELANESE Corporation

Celanese Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article IV thereof and inserting the following in lieu thereof:

ARTICLE IV

SECTION 4.1 Capitalization. (a)      The total number of shares of stock that the Corporation is authorized to issue is 500,000,000 shares, consisting of (i) 400,000,000 shares of Common Stock, par value $0.0001 per share (“Common Stock”), and (ii) 100,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).

(b)           Change of Designation. (1) Effective September 17, 2018 (the “Effective Time”), each share of Series A Common Stock issued and outstanding immediately prior to the Effective Time shall be redesignated into one share of Common Stock without further act or deed of the holder thereof; (2) any stock certificate that, immediately prior to the Effective Time, represented shares of Series A Common Stock shall, from and after the Effective Time, and without further act or deed of the holder thereof, represent the number of shares of Common Stock into which such shares of Series A Common Stock have been redesignated, and (3) following the Effective Time, each new share of Common Stock issued by the Corporation shall be evidenced by a certificate denominated “Common Stock” approved by the Board of Directors.

SECTION 4.2 Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, conversion, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as are not inconsistent with this Restated Certificate of Incorporation or any amendment hereto, and as may be permitted by the DGCL. The powers, preferences and relative, participating, conversion, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

SECTION 4.3 Common Stock.

(a)           General. Except as provided in this Section 4.3 or as otherwise required by the DGCL, all shares of Common Stock shall have the same powers, privileges, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, and shall be identical to each other in all respects.

(b)           Dividends. Subject to applicable law and rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having preference over the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock out of the assets of the Corporation which are by law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine.

(c)           Voting Rights. Each holder of record of Common Stock shall have one vote for each share of Common Stock that is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote. The holders of record of Common Stock shall vote as a single class on all matters, except as otherwise required by law or this Restated Certificate of Incorporation or any amendment hereto. In the election of directors, each stockholder shall be entitled to cast for any one candidate no greater number of votes than the number of shares held by such stockholder; no stockholder shall be entitled to cumulate votes on behalf of any candidate. Except as otherwise required by law, holders of record of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation or any amendment hereto (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation or any amendment hereto (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(d)           Liquidation, Dissolution or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by such holders.

(e)           Preemptive Rights. Holders of Common Stock shall not have preemptive rights.

SECOND: The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article V, Section 5.1 thereof and inserting the following in lieu thereof:

SECTION 5.1 By-laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to make, amend, alter and repeal the By-laws of the Corporation without the assent or vote of the stockholders, in any manner not inconsistent with the laws of the State of Delaware or this Restated Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Restated Certificate of Incorporation, unless otherwise required by law, the affirmative vote of the holders of at least a majority of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal any provision of the By-laws or to adopt any provision inconsistent therewith.

THIRD: The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article VII, Section 7.2 thereof and inserting the following in lieu thereof:

SECTION 7.2 Board of Directors: Vacancies. Any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring on the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, except, for so long as Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2, Blackstone Capital Partners (Cayman) Ltd. 3 and their respective affiliates (collectively, “Blackstone”) are the beneficial owners, in the aggregate, of at least 25% in voting power of all shares of capital stock of the Corporation entitled to vote generally in the election of directors, then only the stockholders entitled to vote generally in the election of directors shall be entitled to fill such newly created directorship or vacancy. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

FOURTH: The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article VII, Section 7.3 thereof and inserting the following in lieu thereof:

SECTION 7.3 Board of Directors: Removal of Directors. Any or all of the directors (other than the directors elected by the holders of any class or classes of Preferred Stock of the Corporation, voting separately as a class or classes, as the case may be) may be removed at any time either with or without cause by the affirmative vote of at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting as a single class.

FIFTH: The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article VII, Section 7.4(a) thereof and inserting the following in lieu thereof:

SECTION 7.4 Voting Rights of Preferred Stock.

(a)           Notwithstanding Sections 7.1, 7.2 and 7.3, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article VII unless expressly provided by such terms.

SIXTH: The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article IX, Section 9.3 thereof and inserting the following in lieu thereof:

SECTION 9.3 Adjustments; Amendments. If the DGCL is amended after the date of the filing of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or officers or permitting indemnification to a fuller extent, then the liability of a director or officer of the Corporation shall be eliminated or limited, and indemnification shall be extended, in each case to the fullest extent permitted by the DGCL, as so amended from time to time. No repeal or modification of the foregoing provisions of this Article IX by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Article IX at the time of such repeal or modification.

SEVENTH: The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article X, Section 10.1 thereof and inserting the following in lieu thereof:

SECTION 10.1 Amendment. The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, as in effect from time to time, and all rights conferred upon stockholders are granted subject to this reservation. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal any provision of this Restated Certificate of Incorporation required to be approved by stockholders under the DGCL. For the avoidance of doubt, but subject to the rights of the holders of any outstanding Preferred Stock, Section 242(d) of the DGCL shall apply to amendments to the Restated Certificate of Incorporation.

EIGHTH: The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article XI, Section 11.1 thereof and inserting the following in lieu thereof:

SECTION 11.1 Severability. If any provision or provisions of this Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, then, to the fullest extent permitted by applicable law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

NINTH: The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, said Corporation has caused this certificate to be executed by its duly authorized officer on the date set forth below.

CELANESE CORPORATION

By:	/s/ ASHLEY B. DUFFIE
Name:	Ashley B. Duffie
Title:	Senior Vice President, General Counsel and Corporate Secretary
Date:	May 15, 2025